EXHIBIT 99.1

Contact:	Scott J. Bowman
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS SECOND QUARTER FISCAL 2014 RESULTS
●	EPS Increases 33%
●	Square Footage Growth up 7% on New Store Openings
●	Revises Fiscal 2014 Guidance

BIRMINGHAM, Ala. (August 23, 2013) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the second quarter ended August 3, 2013.

Second Quarter Results
Net sales for the 13-week period ended August 3, 2013 increased 12.6% to $186.2 million compared with $165.4 million for the 13-week period ended July 28, 2012.  Comparable store sales increased 0.3% on a calendar basis (comparable 13-week period). Second quarter Fiscal 2013 comparable store sales increased 4.8%.  The week shift associated with the fiscal calendar (due to the 53rd week last year) resulted in approximately $12 million of sales benefit in the second quarter.

Gross profit was 34.3% of net sales for the 13-week period ended August 3, 2013, compared with 34.2% for the 13-week period ended July 28, 2012.

Store operating, selling and administrative expenses were 23.4% of net sales for the 13-week period ended August 3, 2013, compared with 24.8% of net sales for the 13-week period ended July 28, 2012.

Net income for the 13-week period ended August 3, 2013 increased 33.5% to $10.5 million compared with $7.9 million for the 13-week period ended July 28, 2012.  Earnings per diluted share increased 33.3% to $0.40 for the 13-week period ended August 3, 2013, compared with $0.30 for the 13-week period ended July 28, 2012.

Fiscal Year to Date Results
Net sales for the 26-week period ended August 3, 2013 increased 7.0% to $426.2 million compared with $398.4 million for the 26-week period ended July 28, 2012.  Comparable store sales increased 0.6% on a calendar basis (comparable 26-week period).

Gross profit was 36.3% of net sales for the 26-week period ended August 3, 2013, compared with 36.4% for the 26-week period ended July 28, 2012.

Store operating, selling and administrative expenses were 20.8% of net sales for the 26-week period ended August 3, 2013, compared with 21.0% of net sales for the 26-week period ended July 28, 2012.

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Net income for the 26-week period ended August 3, 2013 was $36.8 million compared with $34.3 million for the 26-week period ended July 28, 2012.  Earnings per diluted share increased 9.4% to $1.40 for the 26-week period ended August 3, 2013, compared with $1.28 for the 26-week period ended July 28, 2012.

Jeff Rosenthal, President and Chief Executive Officer, stated, "We delivered a solid increase in earnings for the second quarter.  Comparable store sales were softer than planned due to a challenging economic environment; however, we are encouraged by a strong start to the third quarter.  New store performance continues to be strong and we remain confident with the pace of new store openings."

For the quarter, Hibbett opened 17 new stores, expanded 3 high performing stores and closed 4 underperforming stores, bringing the store base to 892 in 31 states as of August 3, 2013. For Fiscal 2014, the Company expects to open 70-75 new stores, expand approximately 18 high performing stores and close 15 to 20 stores.

Liquidity and Stock Repurchases
Hibbett ended the second quarter of Fiscal 2014 with $80.9 million of available cash and cash equivalents on the consolidated balance sheet, no bank debt outstanding and full availability under its $80.0 million unsecured credit facilities.

During the second quarter, the Company repurchased 110,361 shares of common stock for a total expenditure of $6.2 million.  Approximately $238.1 million of the total authorization remained for future stock repurchases as of August 3, 2013.

Fiscal 2014 Outlook
Given recent trends and on-going uncertainties in the economic environment, the Company is revising its guidance for the 52 weeks ending February 1, 2014, to earnings per diluted share in the range of $2.65 to $2.77, and an increase in comparable store sales (on a calendar basis) in the low single-digit range.  This compares to previous guidance of earnings per diluted share in the range of $2.85 to $3.05, and an increase in comparable store sales (on a calendar basis) in the low to mid single-digit range.

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, August 23, 2013, to discuss second quarter Fiscal 2014 results.  The number to call for the live interactive teleconference is (212) 231-2921.  A replay of the conference call will be available until August 30, 2013, by dialing (402) 977-9140 and entering the passcode, 21646059.

The Company will also provide an online Web simulcast and rebroadcast of its second quarter Fiscal 2014 conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations, or www.streetevents.com, on August 23, 2013, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and be available for replay for one year.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the South, Southwest, Mid-Atlantic and Midwest regions of the United States. The Company's primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

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A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding store opening, expansion and closing plans, liquidity, sales trends, margin trends, the effects of calendar shifts, earnings per diluted share and comparable store sales.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on April 1, 2013 and in our Quarterly Report on Form 10-Q filed on June 10, 2013. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012
Net sales	$186,235	$165,445	$426,228	$398,359
Cost of goods sold, distribution center and store occupancy costs	122,308	108,920	271,424	253,405
Gross profit	63,927	56,525	154,804	144,954
Store operating, selling and administrative expenses	43,642	40,968	88,754	83,772
Depreciation and amortization	3,319	3,180	6,644	6,406
Operating income	16,966	12,377	59,406	54,776
Interest expense, net	42	41	88	89
Income before provision for income taxes	16,924	12,336	59,318	54,687
Provision for income taxes	6,382	4,441	22,562	20,429
Net income	$10,542	$7,895	$36,756	$34,258

Net income per common share:
Basic earnings per share	$0.41	$0.30	$1.42	$1.30
Diluted earnings per share	$0.40	$0.30	$1.40	$1.28

Weighted average shares outstanding:
Basic	25,950	26,228	25,929	26,289
Diluted	26,318	26,702	26,323	26,800

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	August 3, 2013	February 2, 2013
Assets
Cash and cash equivalents	$80,913	$76,911
Accounts receivable, net	6,916	5,954
Inventories, net	221,221	221,378
Prepaid expenses and other	25,213	17,371
Total current assets	334,263	321,614
Property and equipment, net	62,463	49,076
Other assets	6,221	6,641
Total assets	$402,947	$377,331

Liabilities and Stockholders' Investment
Accounts payable	$94,770	$102,021
Short-term capital leases	692	714
Accrued expenses	15,286	15,980
Total current liabilities	110,748	118,715
Non-current liabilities	18,813	19,489
Stockholders' investment	273,386	239,127
Total liabilities and stockholders' investment	$402,947	$377,331

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012
Sales Information
Net sales increase	12.6%	8.0%	7.0%	11.7%
Comparable store sales increase	0.3%[1]	4.8%[2]	0.6%[1]	8.4%[2]

Store Count Information
Beginning of period	879	835	873	832
New stores opened	17	7	26	14
Stores closed	(4)	(5)	(7)	(9)
End of period	892	837	892	837

Stores expanded	3	3	8	5
Estimated square footage at end of period (in thousands)	5,129	4,788

Balance Sheet Information
Average inventory per store	$248,006	$237,719

Share Repurchase Program
Shares	110,361	176,443	209,791	493,403
Cost (in thousands)	$6,188	$10,219	$11,628	$27,021

1) Represents the increase in comparable store sales from the thirteen weeks ended August 4, 2012 to the thirteen weeks ended August 3, 2013.
2) As originally reported for the second quarter ended July 28, 2012. The comparable store sales increase was 12.5% and 10.3% for the thirteen and twenty-six weeks ended, respectively, adjusted for the week shift due to the 53rd week in Fiscal 2013.

Due to the 53rd week in Fiscal 2013, each quarter in Fiscal 2014 starts one week later than the same quarter in Fiscal 2013. The chart below presents comparable store sales for Fiscal 2013 as originally reported and as adjusted to represent the same 13-week period as the Fiscal 2014 quarters.

	Fiscal 2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Comparable store sales increase (originally reported)	11.1%	4.8%	6.4%	4.9%	6.9%
Comparable store sales increase (adjusted for week shift)	8.6%	12.5%	-0.7%	4.4%	6.0%
Impact of week shift	-2.5%	7.7%	-7.1%	-0.5%	-0.9%

END OF EXHIBIT 99.1